Exhibit (d) (7)

March 28, 2014

J. Michael Schlotman

The Kroger Co.

1014 Vine Street

Cincinnati, OH 45202

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) between The Kroger Co. (“you” or “your”) and Vitacost.com, Inc. and its subsidiaries (collectively, the “Company”), you have requested certain information regarding the Company. In consideration of your receipt of such information, you agree as follows:

1. Confidential Information. All information (written or oral) which has been or is furnished to you or any of your Representatives (as defined below) by or on behalf of the Company (including, for the avoidance of doubt, by advisor, Jefferies LLC (“Jefferies”)) from and after the date hereof, and all notes, analyses, compilations, forecasts, studies or other documents prepared by you or any of your Representatives that contain or reflect such information, are referred to in this Agreement as the “Confidential Information.” The term Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by you or any of your Representatives, or (ii) that you receive or have received on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not to your knowledge subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information.

2. Limitations on Disclosure and Use. You will disclose Confidential Information only to your directors, officers, employees and legal and accounting advisers (collectively, “Representatives”) who need to know the Confidential Information for the purpose of evaluating the Transaction. You and your Representatives will keep the Confidential Information confidential and will use the Confidential Information solely for the purpose of evaluating the Transaction and in no way directly or indirectly detrimental to the Company. You will be responsible for any breach of the terms of this Agreement by your Representatives. In no event shall you enter into any arrangement with a debt financing source, which would prevent such debt financing source from working with other parties in connection with a transaction involving the Company. In considering a Transaction and reviewing the Confidential Information, you are acting solely on your own behalf and not as part of a group with any third parties. You and/or your affiliates will not, directly or indirectly, offer to or enter into any agreement, arrangement or understanding, or any discussions with any third party or person regarding a possible transaction involving the Company without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed. You and your Representatives will not disclose the fact that the Confidential Information has been made available or that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) without the prior written consent of the Company.

March 28, 2014

3. Required Disclosure. In the event that you or any of your Representatives is requested or required, by law or regulation, or any governmental, regulatory or self-regulatory authority, to disclose any Confidential Information, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and you will cooperate reasonably with the Company to obtain such protective order or other remedy, provided that you will not be required to incur any cost or potential liability in so doing. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, you (or your Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the opinion of your counsel, you (or such Representatives) are legally required to disclose, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable.

4. No Representation, Warranty, Liability. Neither the Company nor any of its representatives (including Jefferies) has made or is making, and you are not relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither the Company nor any of its representatives (including Jefferies) shall have any liability to you or your Representatives relating to or resulting from the use of the Confidential Information. The only representations and warranties on which you may rely will be those, if any, expressly set forth in a definitive agreement between the Company or its stockholders and you with respect to a Transaction, and then only to the extent provided in such agreement.

5. Securities Laws. You are aware that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. No Agreement. Unless and until a definitive agreement between the Company or its stockholder(s) and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to a Transaction and you will have no legal obligation to the Company or any of its stockholders or affiliates other than as set forth in this agreement.

7. Process. You acknowledge that (i) the Company and Jefferies shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (iv)neither you nor any of your Representatives shall have any claims whatsoever against the Company or Jefferies or any of their respective affiliates or representatives arising out of or relating to such actions and (v) neither you nor any of your Representatives shall challenge any Transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any

March 28, 2014

duty owed you or any such Representative. Unless and until a definitive agreement between the Company or its stockholder(s) and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to such Transaction and you will have no legal obligation to the Company or any of its stockholders or affiliates other than as set forth in this agreement.

8. Return of Information. If you determine not to proceed with a Transaction, you will promptly notify the Company of such decision. In that case, or if at any time the Company so requests, you and your Representatives will promptly return to the Company or destroy (and, in the case of destruction, certify to same) all copies of the Confidential Information, provided that you may retain copies of such Confidential Information as you may be required to retain as required by law, rule or regulation. Notwithstanding the return or destruction of Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

9. Enforcement. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives and, in addition to all other remedies available under applicable law, the Company shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. In the event of litigation relating to this Agreement, the prevailing party will be entitled to recover its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation.

10. No Contact. All of your or your Representatives’ (on your behalf) (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure must be directed to Jeffrey Snyder. You and your Representatives (on your behalf) will not contact any stockholder, director, officer, employee or agent of the Company, or any supplier or other person having a business relationship with the Company, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Confidential Information or a Transaction, outside of the ordinary course of your business, except with the prior written permission of Jeffrey Snyder, which will not be unreasonably withheld or delayed. It is expressly agreed that your conducting of consumer research is not restricted in any way.

11. Non-solicitation. For a period of one year from the date of your signing of this Agreement, neither you nor your affiliates will solicit for employment any senior management employee of the Company of whom you became aware in consideration of a Transaction, provided that you may (i) solicit for employment any persons who are no longer employed by the Company at the time of your first contact with them , (ii) engage in general solicitations of employment not specifically directed at employees of the Company, and (iii) hire any employee that first contacts you for employment.

12. Standstill. For a period of two years from the date of your signing of this Agreement, neither you nor your affiliates will (or will assist, encourage or participate in efforts by others to), directly or indirectly, without having been specifically requested to do so in writing by the Company’s board of directors: (i) propose any business combination, acquisition or other extraordinary transaction involving the Company, its successors, its or their securities or any substantial part of its or their assets, or acquire or agree to acquire any securities of the Company

March 28, 2014

or any of its successors; (ii) seek or propose to influence or control, through a proxy solicitation or otherwise, the board of directors, management or policies of the Company or any of its successors; or (iii) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that could require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions. You represent and warrant to the Company that you do not beneficially own (beneficial ownership being defined for purposes of this Agreement as under section 13(d) of the Securities Exchange Act of 1934, as amended) any securities entitled to be voted generally in the election of directors of the Company, or any options or rights to acquire such securities.

13. Miscellaneous. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement. This agreement will terminate two years from the date hereof.

14. Governing Law; Jurisdiction. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the non-exclusive jurisdiction of courts of the State of New York and of the United States located in the County of New York.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

VITACOST.COM, INC.

By	/s/ Mary L. Marbach
Name: Mary L. Marbach
Title: Chief Legal Officer and Corporate Secretary

Confirmed and agreed to as

of 3/28/14

THE KROGER CO.

By	/s/ J. Michael Schlotman
Name: J. Michael Schlotman
Title: Senior V.P. and CFO